Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Stock Option Plan of Innovive Pharmaceuticals, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 22, 2006, with respect to the financial statements of Innovive Pharmaceuticals, Inc. included in its General Form for Registration of Securities on Form 10, filed with the Securities and Exchange Commission on April 20, 2006.

/s/ J. H. Cohen LLP

Roseland, New Jersey

October 30, 2006